Exhibit 99.1

Eagle Rock Energy Partners, L.P. Reports Quarterly Results

HOUSTON--(BUSINESS WIRE)--Aug. 13, 2007--Eagle Rock Energy Partners, L.P. (Nasdaq:EROC) today reported its financial results for the second quarter ended June 30, 2007.

For the second quarter of 2007, the Partnership reported $200.0 million of revenues as compared to $114.9 million for the second quarter of 2006, mainly reflecting the two month impact of the Montierra and Laser acquisitions completed in late April and early May, respectively. The Partnership reported a net loss of $23.8 million for the second quarter, compared to a net loss of $9.0 million for the same period in 2006. Included in the net loss for the June 2007 and 2006 quarters were non-cash, unrealized risk management activities with an increase to net loss of $22.3 million and $15.8 million, respectively. In addition, the Partnership incurred higher depreciation, depletion and amortization expenses resulting from the Montierra and Laser acquisitions of $3.1 million between periods, and higher interest expense of $6.2 million as a result of draws from the Partnership's revolver facility used to finance the Tyler County Pipeline extension and Red Deer processing plant projects.

Adjusted EBITDA for the second quarter of 2007 was $22.2 million as compared to $20.9 million for the June 2006 quarter. Contributing to the lower than expected Adjusted EBITDA number in the second quarter of 2007 was an unscheduled plant turnaround during May, 2007 in the Texas Panhandle which impacted throughput volumes, NGL recoveries and increased the Partnership's short natural gas position. General and administrative expense increased by $2.3 million with respect to the second quarter of 2006, due to the additional costs of being a publicly-traded partnership, and the Montierra and Laser acquisitions. Operating costs increased by $2.3 million from the same period, also reflecting the added operation expenses from these acquisitions and the plant turnaround.

"We had a challenging second quarter mainly as a result of the unscheduled turnaround of our Arrington processing facility in the Texas Panhandle which impacted our throughput volumes, revenues and short natural gas position," said Joseph A. Mills, chairman and chief executive officer. "As a result of the turnaround during the month of May, however, our NGL recoveries and operating reliability at the Arrington facility have significantly improved and are expected to favorably impact our results going forward. Our Montierra and Laser acquisitions, the benefit of which was only realized during two months in the current quarter, performed according to plan and have continued to favorably impact our results. We completed the Red Deer processing plant in late June, adding an additional 20 MMcfd of processing capacity to our Texas Panhandle System. The plant is currently operating at capacity, validating our expected volume growth in the area."

Segment profit for the current year second quarter is $10.1 million as compared to $18.6 million for the prior year second quarter. The segment profit decrease in the current quarter resulted primarily from an unfavorable change in non-cash, unrealized risk-management activities recorded in revenues in the current period.

Mills added, "With the recent completion of the Escambia Asset Company ("EAC") and Redman acquisitions, both of which are not reflected in this quarter's numbers, we are now solidly established in the upstream segment and expanding our growth towards operated upstream properties. These acquisitions are immediately accretive to our financial results starting in August and we continue to expect an increase in distribution coverage and distribution per unit for the fourth quarter of 2007, as previously disclosed. With $331.5 million raised through private equity placements since May 2007, our balance sheet is strong, allowing us significant financial flexibility to continue to pursue our growth strategies, in the face of tightening credit markets. Our pro forma 2007 EBITDA, adjusting our recent acquisitions' expected contribution as if all transactions occurred at the beginning of the year, is expected to be $193 million based on our current asset base."

Eagle Rock will host a conference call to discuss financial results on Wednesday, August 15, 2007, at 10 a.m. CT (11 a.m. ET). Interested parties may listen live over the Internet or via telephone. To participate live over the Internet, access the company's Web site at www.eaglerockenergy.com. To participate by telephone, the call in number is 866-831-5605, confirmation code 79851645. Please call five minutes prior to the scheduled start time.

An audio replay of the conference call will also be available for seven days by dialing 888-286-8010, confirmation code 51502064. A replay and transcript will also be available by accessing the company's Web site.

Eagle Rock Energy Partners, L.P. is a growth-oriented midstream and upstream energy partnership engaged in the businesses of: (i) gathering, compressing, treating, processing, transporting and selling natural gas, (ii) fractionating and transporting natural gas liquids, and (iii) acquiring, developing, and producing oil and gas interests. Its corporate office is located in Houston, Texas.

Adjusted EBITDA is defined as net income (loss) plus income tax, interest-net, depreciation and amortization expense, other non-cash operating expenses less non realized revenues risk management loss (gain) activities and less net income from discontinued operations.

This press release may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause the partnership's actual results to differ materially from those implied or expressed by the forward-looking statements.

Eagle Rock Energy Partners, L.P.
Consolidated Statements of Operations
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
($ in thousands)	2007	2006	2007	2006

REVENUE:

Natural gas liquids sales	$72,616	$65,213	$124,311	$111,917
Natural gas sales	132,795	45,905	181,067	99,186
Condensate	11,785	14,867	21,939	29,069
Gathering, compression and processing fees	6,883	3,925	11,166	5,946
Loss gain on risk management instruments	(27,255)	(15,171)	(34,897)	(35,241)
Royalty income	3,121	-	3,121	-
Lease and bonus rental income	71	-	71	-
Other income	-	147	-	327
Total revenue	200,016	114,886	306,778	211,204

COSTS AND EXPENSES:
Cost of natural gas and natural gas liquids	$189,939	$96,245	$280,575	$188,236
Operations and maintenance	11,397	9,115	19,320	14,798
General and administrative	5,898	3,557	10,821	6,010
Other	-	-	1,711	-
Depreciation and amortization	14,149	11,001	25,779	20,215
Total costs and expenses	221,383	119,919	338,206	229,259

OPERATING LOSS:	$(21,367)	$(5,033)	$(31,428)	$(18,055)

Other Income (Expense):
Interest income	176	-	300	40
Other income	91	-	91	-
Interest expense	(2,172)	(3,429)	(10,028)	(5,963)
Other expense	(255)	-	(1,966)	-
Total other (expense) income	(2,160)	(3,429)	(11,603)	(5,923)

LOSS BEFORE INCOME TAXES	$(23,527)	$(8,461)	$(43,031)	$(23,978)

State income tax provision	256	508	420	508

NET LOSS	$(23,783)	$(8,969)	$(43,451)	$(24,486)

Eagle Rock Energy Partners, L.P.
Consolidated Balance Sheets
(unaudited)

($ in thousands)	June 30	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$2,296	$10,581
Cash advances to affiliates	10,665	-
Accounts receivable	106,034	43,567
Risk management assets	-	13,837
Prepayments and other current assets	1,626	2,679
Total current assets	120,621	70,664

Property plant and equipment - net	832,857	554,063
Intangible assets - net	155,670	130,001
Risk management assets	20,700	17,373
Other assets	12,076	7,800
Total assets	$1,141,924	$779,901

Liabilities and Members' Equity
Current liabilities:
Accounts payable	$111,518	$49,558
Accrued liabilities	15,099	7,996
Risk management liabilities	7,802	1,005
Total current liabilities	134,419	58,559

Long-term debt	422,131	405,731
Asset retirement obligations	1,947	1,819
Deferred state tax liability	1,822	1,229
Risk management liabilities	38,526	-
Other	145	20,576
Members' equity
Common unit holders	395,981	116,283
Subordinated unit holders	148,624	176,248
General partner	(1,671)	(544)
Total members' equity	542,934	291,987
Total Liabilities and Members' Equity	$1,141,924	$779,901

Eagle Rock Energy Partners, L.P.
Results of Operations

($ in thousands)	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006

Sales of natural gas, NGLs and condensate	$217,196	$125,985	$327,317	$240,172

Gathering and treating services	6,883	3,925	11,166	5946

Risk management instruments-realized transactions	1,502	(241)	4,501	570

Risk management instruments-unrealized	(28,757)	(14,930)	(39,398)	(35,811)

Royalty income	3,121	-	3,121	-

Lease and bonus rental income	71	-	71	-

Other income	-	147	-	327

Total operating revenues	200,016	114,886	306,778	211,204

Purchase of natural gas and NGLs	189,939	96,245	280,575	188,236

Segment profit	10,077	18,641	26,203	22,968

Operations and maintenance expense	11,397	9,115	19,320	14,798

General and administrative expense	5,898	3,557	10,821	6,010

Other (income)/expense	(91)	-	1,620	-

Depreciation and amortization expense	14,149	11,001	25,779	20,215

Interest- net including realized risk management instruments	8,736	2,566	16,568	10,035

Unrealized risk management interest related instruments	(6,485)	863	(4,874)	(4,112)

State income tax provision	256	508	420	508

Net loss	$(23,783)	$(8,969)	$(43,451)	$(24,486)

Adjusted EBITDA	$22,159	$20,899	$36,252	$38,011

GAAP to Non GAAP Reconciliations

Segment Profit reconciliation to Net Loss:	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006

Segment Profit	$10,077	$18,641	$26,203	$22,968
Less
Operations and maintenance expense	11,397	9,115	19,320	14,797
General and administrative expense	5,898	3,557	10,821	6,010
Other (income)/expense	(91)	-	1,620	-
Depreciation and amortization expense	14,149	11,001	25,779	20,215
Interest- net including realized risk management instruments	8,736	2,566	16,568	10,036
Unrealized risk management interest related instruments	(6,485)	863	(4,874)	(4,112)
State income tax provision	256	508	420	508
Net loss as reported	$(23,783)	$(8,969)	$(43,451)	$(24,486)

Adjusted EBITDA reconciliation to Net Income Loss:	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006

Adjusted EBITDA	$22,159	$20,899	$36,252	$38,011
Less
State income tax provision	256	508	420	508
Interest- net including realized risk management instruments	8,736	2,566	16,568	10,036
Unrealized risk management interest related instruments	(6,485)	863	(4,874)	(4,112)
Depreciation and amortization expense	14,149	11,001	25,779	20,215
Restricted units amortization expense	620	-	792	-
Other (income)/expense	(91)	-	1,620	40
Plus
Risk management instrument-unrealized	(28,757)	(14,930)	(39,398)	(35,811)
Net loss as reported	$(23,873)	$(27,862)	$(43,451)	$(24,486)

	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 2007	June 2006	June 2007	June 2006
Operational Information

Gas gathering volumes- mcf/d average
Texas Panhandle	138,032	146,508	138,544	145,086
East Texas	96,064	82,927	93,784	64,551
Total	234,096	229,435	232,328	209,637

NGLs/Condensate equity gallons
Texas Panhandle	21,641,964	23,667,521	41,634,155	47,974,890
East Texas	4,303,521	4,599,167	7,310,898	6,656,598
Total	25,945,485	28,266,688	48,945,053	54,631,488

Natural gas short position-mmbtu/d average
Texas Panhandle	(9,320)	(8,096)	(7,919)	(7,977)
East Texas	(222)	1,931	1,225	834
Total	(9,542)	(6,165)	(6,694)	(7,143)

Key Index prices - average

Oil	$65.08	$70.66	$61.71	$67.04

NGL - average pricing/gallon	$1.21	$1.11	$1.11	$1.07

Natural gas	$7.55	$6.78	$7.16	$7.88